                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
United Tennessee Bankshares, Inc.

We consent to incorporation by reference in the Registration Statement (No. 333-41571) on Form S-8 of United Tennessee Bankshares, Inc. of our report dated January 30, 1998, relating to the consolidated balance sheets of Newport Federal Savings and Loan Association and subsidiary as of December 31, 1997 and 1996, the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of United Tennessee Bankshares, Inc. and subsidiary.

Knoxville, Tennessee                     /s/ Pugh & Company, P.C.
March 26, 1998                           Certified Public Accountants